UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 1, 2010

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd, Petaluma, California	94954
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 782-0792

Not applicable.

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2010, we entered into a Loan and Security Agreement and a Supplement to the Loan and Security Agreement with Venture Lending & Leasing V, Inc. to borrow up to an aggregate of $3 million (collectively, the “Agreements”).  The Agreements provide for a first tranche of $2 million and, upon meeting certain milestones, we may borrow a second tranche of $1 million. The loan is secured by the assets of our company. On May 3, 2010, we borrowed $2 million on the first tranche. The cash interest or “streaming” rate on the loan is 10%. For the first eight payments, we make monthly interest only payments set at $16,660 through December 2010. Thereafter, we make interest and principal payments of $75,000 per month through June 1, 2013. Additionally, we make a final balloon payment of $132,340 on June 1, 2013, resulting in an effective interest rate of 13%.

If we become eligible to draw the second tranche, and we determine to borrow additional funds pursuant to the second tranche, we will make interest-only payments for 6 months following the commencement of the second tranche. Following the interest only period, the second tranche will be amortized over 30 months, with a final payment due equal to 6.617% of the original principal balance.

In connection with the Agreements, we issued a warrant to Venture Lending & Leasing V, Inc. for the purchase of 166,667 shares of our common stock.  If we become eligible to draw the second tranche of the loan, we will be obliged to issue a second warrant for the purchase of an additional 83,333 shares of our common stock (collectively, the “Warrants”).  The Warrants may be exercised for a cash payment of $2.00 per share of common stock, subject to adjustment.  The Warrants also have a cashless exercise feature.  The Warrants expire on November 30, 2017.

The Warrants may be put back to us for $500,000 cash, plus an additional $250,000 if we become eligible to draw the second tranche of the loan.  The put feature is available to the holder for 60 days after the first of the following to occur: i) a change of control of our Company, ii) the closing of at least $15 million of additional equity financing, or iii) March 31, 2014.

With respect to the issuance of our Warrants as described in the Agreements above, we relied on the Section 4(2) exemption from securities registration under the federal securities laws for transactions not involving a public offering.  No advertising or general solicitation was employed in the offering of the Warrants.  The Warrants were issued to accredited investors.  The Warrants were offered for investment purposes only and not for the purpose of resale or distribution and the transfer thereof was appropriately restricted by us.

The above descriptions of the Agreements and the Warrants do not purport to be complete and each is qualified in its entirety by reference to the full text of those agreements filed as Exhibits 10.1, 10.2 and 10.3 to this report and incorporated herein by reference.

This report contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our Form 10-K and other reports we file with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

10.1	Loan and Security Agreement, dated May 1, 2010 between Oculus Innovative Sciences, Inc. and Venture Lending & Leasing V., Inc.
10.2	Supplement to the Loan and Security Agreement, dated as of May 1, 2010 between Oculus Innovative Sciences, Inc., and Venture Lending & Leasing V, Inc.
10.3	Warrant to Purchase Shares of Common Stock of Oculus Innovative Sciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oculus Innovative Sciences, Inc.
(Registrant)
Date: May 6, 2010

/s/ Robert Miller
(Signature)

Name: Robert Miller
Title: Chief Financial Officer